ImmuCell Announces Financial Results for Third Quarter of 2009

PORTLAND, ME -- (Marketwire - November 04, 2009) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter and nine months ended September 30, 2009.

For the three-month period ended September 30, 2009, product sales increased by 9%, or $87,000, to $1,011,000 in comparison to the same period in 2008. For the nine-month period ended September 30, 2009, product sales increased by 3%, or $91,000, to $3,472,000 in comparison to the same period in 2008.

"During the third quarter, we reached a major milestone with the positive results from the pivotal effectiveness study of Mast Out®, while maintaining reasonable sales of First Defense® in this difficult dairy economy with very low milk prices," commented Michael F. Brigham, President and CEO. "We are very pleased with these significant accomplishments and positive results."

Product development expenses decreased by 32%, or $157,000, to $328,000 during the three-month period ended September 30, 2009 in comparison to the same period in 2008. Product development expenses increased by less than 1%, or $9,000, to $1,250,000 during the nine-month period ended September 30, 2009 in comparison to the same period in 2008.

The loss before income taxes was $(20,000) during the three-month period ended September 30, 2009 in comparison to a loss before income taxes of $(500,000) during the same period in 2008. The net loss was $(19,000), or $(0.01) per share, during the three-month period ended September 30, 2009 in comparison to a net loss of $(268,000), or $(0.09) per share, during the same period in 2008.

The loss before income taxes was $(339,000) during the nine-month period ended September 30, 2009 in comparison to a loss before income taxes of $(710,000) during the same period in 2008. The net loss was $(201,000), or $(0.07) per share, during the nine-month period ended September 30, 2009 in comparison to a net loss of $(429,000), or $(0.15) per share, during the same period in 2008.

"Our product development spending and our loss before income taxes largely reflect our strategic decision to make a significant and controlled investment in Mast Out®," added Mr. Brigham. "On September 30, 2009, we announced the results of the pivotal effectiveness study in approximately 300 qualified cows with subclinical mastitis that was conducted at sixteen sites across the United States. The Mast Out® treatment group showed a statistically highly significant (p < 0.0001) overall cure rate in comparison to the placebo group."

Cash, cash equivalents and short-term investments decreased by 2%, or $110,000, to $4,944,000 at September 30, 2009 as compared to $5,054,000 at December 31, 2008. Stockholders' equity decreased by less than 1%, or $25,000, to $9,619,000 at September 30, 2009 as compared to $9,644,000 at December 31, 2008. The Company had 2,971,000 shares of common stock outstanding as of September 30, 2009.

                                    (Unaudited)           (Unaudited)
                                 Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
(In thousands, except per share
 amounts)                         2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues:
Product Sales                   $   1,011  $     924  $   3,472  $   3,381
Other Revenues                          1         --          3          5
                                ---------  ---------  ---------  ---------
Total Revenues                      1,012        924      3,475      3,386

Cost and expenses:
Product costs                         412        621      1,665      1,882
Product development expenses          328        485      1,250      1,241
Selling, general and
 administrative expenses              311        368        987      1,139
                                ---------  ---------  ---------  ---------
Total costs and expenses            1,051      1,474      3,902      4,262
                                ---------  ---------  ---------  ---------

Net operating loss                    (39)      (550)      (427)      (876)

Interest and other income              19         50         88        166
                                ---------  ---------  ---------  ---------

Loss before income taxes              (20)      (500)      (339)      (710)
Income tax benefit                     (1)      (232)      (138)      (281)
                                ---------  ---------  ---------  ---------
Net loss                        $     (19) $    (268) $    (201) $    (429)
                                =========  =========  =========  =========

Net loss per common share:
Basic                           $   (0.01) $   (0.09) $   (0.07) $   (0.15)
Diluted                         $   (0.01) $   (0.09) $   (0.07) $   (0.15)
                                =========  =========  =========  =========

Weighted average common shares
 outstanding:
Basic                               2,971      2,895      2,955      2,893
Diluted                             2,971      2,895      2,955      2,893

(In thousands)                  At September 30, 2009 At December 31, 2008
                                --------------------- --------------------
Cash, cash equivalents and
 short-term investments               $  4,944              $  5,054
Total assets                             9,894                10,128
Net working capital                      6,094                 6,245
Stockholders' equity                  $  9,619              $  9,644

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106